RELEASE

KNOW ALL MEN BY THESE PRESENTS that Jian Hong Liu, (“Liu”), for good and valuable consideration, including but not limited to the consummation of a share exchange agreement between Heli Electronics Corp. (“HELI”) and Heli Holding Group Ltd., the receipt and sufficiency of which consideration is hereby acknowledged, agrees as follows:

1.                     Liu hereby remises, releases and forever discharges HELI and its assigns, employees and servants, and, where applicable, the executors, administrators, successors and assigns from any and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, claims, demands and obligations whatsoever, at law or in equity, which Liu may have had or now have or which her assigns, receivers, receiver-managers, trustees, affiliates, and, where applicable, the heirs, executors, administrators, successors and assigns of her hereafter can, shall or may have existing up to the present time by reason of any matter cause or thing whatsoever relating to or arising out of the relationship between the Liu and HELI relating to, arising out of or in connection with any and all dealings between the parties to the date hereof.

2.                     Notwithstanding the above provision and for greater clarification, this Release does not apply to any claims that may arise after the date of this Release.

3.                     It is understood and agreed that Liu shall not commence or continue any claims or proceedings against anyone in respect of anything hereby released which may result in a claim or proceedings against HELI. If any such claim or proceeding results in any claim or proceeding against HELI, then the party bringing such claim or proceeding shall indemnify and save harmless the other party from all resulting liabilities, obligations and costs.

4.                     Liu hereby represents that he is the only party entitled to the consideration expressed in this Release, and has not assigned any right of action released hereby to any other firm, corporation or person.

5.                     Liu acknowledges that he has read this document and fully understands the terms of this Release, and acknowledges that this Release has been executed voluntarily after either receiving independent legal advice, or having been advised to obtain independent legal advice and having elected not to do so.

6.                     This Release is governed by the laws of Nevada, and the parties attorn to the jurisdiction of the Courts of Nevada with regard to any dispute arising out of this Release.

7.                     Execution and delivery of this document by fax shall constitute effective execution and delivery. Execution of this document by a corporation shall be effective notwithstanding that its corporate seal is not affixed hereto.

DATED for reference this 15th day of June, 2010.

/s/ Jian Hong Liu
Witness	JIAN HONG LIU